Exhibit 2.1



                             NEVORO GOLD CORPORATION


                              NEVORO GOLD USA INC.


                                APOLLO GOLD, INC.


================================================================================

                                MERGER AGREEMENT

================================================================================



                          DATED AS OF JANUARY 31, 2002

                                TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I    THE MERGER . . . . . . . . . . . . . . . . . . . . . . .    1

     1.1     Effective Time of the Merger . . . . . . . . . . . . . .    1
     1.2     Closing. . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.3     Effects of the Merger. . . . . . . . . . . . . . . . . .    1
     1.4     Purchase Price . . . . . . . . . . . . . . . . . . . . .    1
     1.5     Conversion of Company Shares . . . . . . . . . . . . . .    2
             1.5.1.    Company Shares . . . . . . . . . . . . . . . .    2
             1.5.2     Delivery of Conversion Payment . . . . . . . .    2
     1.6     Company Obligations To Be Paid At Closing;
                       Extinguishment of Warrants . . . . . . . . . .    3
             1.6.1     Company Obligations to be Paid at Closing. . .    3
             1.6.2     Extinguishment of Warrants . . . . . . . . . .    5
     1.7     No Further Ownership Rights in the Company . . . . . . .    5
     1.8     Dissenters' Rights . . . . . . . . . . . . . . . . . . .    5

ARTICLE II REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .    5

     2.1     Representations and Warranties of the Company. . . . . .    5
             2.1.1     Organization and Standing; Company Subsidiaries   6
             2.1.2     Capital Structure. . . . . . . . . . . . . . .    7
             2.1.3     Authority. . . . . . . . . . . . . . . . . . .    7
             2.1.4     Compliance with Laws and Other Instruments . .    8
             2.1.5     Financial Statements . . . . . . . . . . . . .    9
             2.1.6     No Material Adverse Change . . . . . . . . . .    9
             2.1.7     Taxes. . . . . . . . . . . . . . . . . . . . .   10
             2.1.8     Employees. . . . . . . . . . . . . . . . . . .   11
             2.1.9     Employee Benefit Plans . . . . . . . . . . . .   11
             2,1.10    Certain Agreements . . . . . . . . . . . . . .   12
             2.1.11    Litigation . . . . . . . . . . . . . . . . . .   12
             2.1.12    Title to and Condition of Assets . . . . . . .   13
             2.1.13    Real Property. . . . . . . . . . . . . . . . .   13
             2.1.14    Environmental Matters. . . . . . . . . . . . .   14
             2.1.15    Technology and Intellectual Property . . . . .   15
             2.1.16    Insurance and Banking Facilities . . . . . . .   15
             2.1.17    Major Contracts. . . . . . . . . . . . . . . .   15
             2.1.18    Brokers and Finders. . . . . . . . . . . . . .   16
             2.1.19    No Other Representations or Warranties . . . .   16
     2.2     Representations and Warranties of Buyer and Sub. . . . .   16
             2.2.1     Organization; Standing and Power . . . . . . .   16
             2.2.2     Authority. . . . . . . . . . . . . . . . . . .   17
             2.2.3     Compliance with Laws and Other Instruments . .   17
             2.2.4     Buyer Financing. . . . . . . . . . . . . . . .   17
             2.2.5     Brokers and Finders. . . . . . . . . . . . . .   18

ARTICLE III COVENANTS OF COMPANY. . . . . . . . . . . . . . . . . . .   18

     3.1     Conduct of Business. . . . . . . . . . . . . . . . . . .   18
     3.2     Dividends, Issuance of or Changes in Securities. . . . .   19
     3.3     Governing Documents. . . . . . . . . . . . . . . . . . .   19
     3.4     No Acquisitions. . . . . . . . . . . . . . . . . . . . .   19
     3.5     No Dispositions. . . . . . . . . . . . . . . . . . . . .   19
     3.6     Indebtedness . . . . . . . . . . . . . . . . . . . . . .   19
     3.7     Compensation . . . . . . . . . . . . . . . . . . . . . .   19
     3.8     Claims . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.9     Access to Properties and Records . . . . . . . . . . . .   20
     3.10    Breach of Representation and Warranties. . . . . . . . .   20
     3.11    Consents . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.12    Tax Returns. . . . . . . . . . . . . . . . . . . . . . .   20
     3.13    Preparation of Disclosure and Solicitation Materials . .   21
     3.14    Exclusivity; Acquisition Proposals . . . . . . . . . . .   21
     3.15    Notice of Events . . . . . . . . . . . . . . . . . . . .   22
     3.16    Efforts. . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.17    Board Approval . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE IV COVENANTS OF BUYER AND SUB . . . . . . . . . . . . . . . .   22

     4.1     Breach of Representations and Warranties . . . . . . . .   22
     4.2     Consents . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.3     Efforts. . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.4     Buyer Financing. . . . . . . . . . . . . . . . . . . . .   23

ARTICLE V ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . .   23

     5.1     Legal Conditions to the Merger . . . . . . . . . . . . .   23
     5.2     Employee Benefits. . . . . . . . . . . . . . . . . . . .   23
     5.3     Transaction Expenses . . . . . . . . . . . . . . . . . .   23
     5.4     Additional Agreements. . . . . . . . . . . . . . . . . .   23
     5.5     Officers and Directors . . . . . . . . . . . . . . . . .   24
     5.6     Public Announcements . . . . . . . . . . . . . . . . . .   24

ARTICLE VI CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . .   24

     6.1     Conditions to Each Party's Obligation to Effect the Merger 24
             6.1.1     Governmental Approvals . . . . . . . . . . . .   24
             6.1.2     No Restraints. . . . . . . . . . . . . . . . .   24
     6.2     Conditions of Obligations of Buyer and Sub . . . . . . .   24
             6.2.1     Representations and Warranties of the Company.   25
             6.2.2     Performance of Obligations of the Company. . .   25
             6.2.3     Legal Action . . . . . . . . . . . . . . . . .   25
             6.2.4     Opinion of Counsel . . . . . . . . . . . . . .   25
             6.2.5     Consents . . . . . . . . . . . . . . . . . . .   25
             6.2.6     Termination of Rights and Certain Securities .   26
             6.2.7     No Casualty. . . . . . . . . . . . . . . . . .   26
             6.2.8     Shareholder Approvals. . . . . . . . . . . . .   26

     6.3     Conditions of Obligation of the Company. . . . . . . . .   26
             6.3.1     Representations and Warranties of Buyer and Sub  26
             6.3.2     Performance of Obligations of Buyer and Sub. .   26
             6.3.3     Closing Certificate of Buyer and Sub . . . . .   26
             6.3.4     Legal Action . . . . . . . . . . . . . . . . .   26
             6.3.5     Shareholder Approval . . . . . . . . . . . . .   27
             6.3.6     Satisfaction of Obligations. . . . . . . . . .   27
             6.3.7     Schedule of Incumbent Terminating Officers and
                       Employees. . . . . . . . . . . . . . . . . . .   27
             6.3.8     Warrant Notice . . . . . . . . . . . . . . . .   27
             6.3.9     Director and Officer Tail Coverage . . . . . .   27

ARTICLE VII TERMINATION . . . . . . . . . . . . . . . . . . . . . . .   27

     7.1     Mutual Agreement . . . . . . . . . . . . . . . . . . . .   27
     7.2     Termination by Buyer; Financing Out. . . . . . . . . . .   27
             7.2.1     Termination by Buyer . . . . . . . . . . . . .   27
             7.2.2     Financing Out. . . . . . . . . . . . . . . . .   27
     7.3     Termination by the Company . . . . . . . . . . . . . . .   28
     7.4     Outside Date . . . . . . . . . . . . . . . . . . . . . .   28
     7.5     Effect of Termination. . . . . . . . . . . . . . . . . .   28

ARTICLE VIII GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .   28

     8.1     Entire Agreement . . . . . . . . . . . . . . . . . . . .   28
     8.2     Governing Law; Consent to Jurisdiction . . . . . . . . .   28
     8.3     Notices. . . . . . . . . . . . . . . . . . . . . . . . .   28
     8.4     Severability . . . . . . . . . . . . . . . . . . . . . .   29
     8.5     Assignment . . . . . . . . . . . . . . . . . . . . . . .   29
     8.6     Counterparts . . . . . . . . . . . . . . . . . . . . . .   30
     8.7     Amendment. . . . . . . . . . . . . . . . . . . . . . . .   30
     8.8     Extension; Waiver. . . . . . . . . . . . . . . . . . . .   30
     8.9     Interpretation . . . . . . . . . . . . . . . . . . . . .   30
     8.10    Confidentiality. . . . . . . . . . . . . . . . . . . . .   30

                             INDEX OF DEFINED TERMS

                                                                      PAGE
Aboveground Storage Tank. . . . . . . . . . . . . . . . . . . . . . .   14
Acquisition Financing . . . . . . . . . . . . . . . . . . . . . . . .   18
Acquisition Transaction . . . . . . . . . . . . . . . . . . . . . . .   21
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Break-up Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Business Condition. . . . . . . . . . . . . . . . . . . . . . . . . .    6
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Charter Documents . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Citibank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Citibank L/C. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Citibank L/C Agreement. . . . . . . . . . . . . . . . . . . . . . . .    3
Citibank Obligations. . . . . . . . . . . . . . . . . . . . . . . . .    3
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Company Financial Statements. . . . . . . . . . . . . . . . . . . . .    9
Company Required Statutory Approvals. . . . . . . . . . . . . . . . .    8
Company Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Company Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .    6
Company Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . .    7
Company's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Company's Counsel Obligations . . . . . . . . . . . . . . . . . . . .    5
Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Conversion Payment. . . . . . . . . . . . . . . . . . . . . . . . . .    2
Current Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . .    9
DGCL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Eligible Dissenting Shares. . . . . . . . . . . . . . . . . . . . . .    5
Environmental Laws. . . . . . . . . . . . . . . . . . . . . . . . . .   15
Environmental Site Assessment . . . . . . . . . . . . . . . . . . . .   15
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Exclusivity Period Termination Date . . . . . . . . . . . . . . . . .   18
FCM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Fixed Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
FY 2000 Financial Statements. . . . . . . . . . . . . . . . . . . . .    9
GECC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
GECC Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . .    3
GECC Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .    3
GECC L/Cs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . .    8
Hazardous Substances. . . . . . . . . . . . . . . . . . . . . . . . .   15
Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Incumbent CEO . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Incumbent CEO Obligations . . . . . . . . . . . . . . . . . . . . . .    4
Incumbent Outside Directors . . . . . . . . . . . . . . . . . . . . .    4
Incumbent Outside Directors Obligations . . . . . . . . . . . . . . .    4
Incumbent Terminating Officers and Employees. . . . . . . . . . . . .    4
Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . .   15
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Knowledge of the Company. . . . . . . . . . . . . . . . . . . . . . .    5
Leased Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Leased Premises . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Leased Properties . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .    9
Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Merger Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Minimum Acquisition Financing Amount. . . . . . . . . . . . . . . . .   18
MTM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
multiemployer plan. . . . . . . . . . . . . . . . . . . . . . . . . .   12
Nesbitt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Owned Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Owned Premises. . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Owned Properties. . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Paying Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Paying Agent Agreement. . . . . . . . . . . . . . . . . . . . . . . .    2
Per Share Conversion Payment. . . . . . . . . . . . . . . . . . . . .    2
Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Plan of Reorganization. . . . . . . . . . . . . . . . . . . . . . . .    7
Proceeding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
prohibited transaction. . . . . . . . . . . . . . . . . . . . . . . .   11
Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
reasonable inquiry and investigation. . . . . . . . . . . . . . . . .    6
Return Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Salomon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Salomon Obligations . . . . . . . . . . . . . . . . . . . . . . . . .    3

Section 262 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
single-employer plan. . . . . . . . . . . . . . . . . . . . . . . . .   12
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .    1
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Terminating Officers and Employees Obligations. . . . . . . . . . . .    4
Termination Allowance Plans . . . . . . . . . . . . . . . . . . . . .    4
Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                          SCHEDULES AND EXHIBITS INDEX

NAME OF SCHEDULE
Schedule 1.5.1                   Company Shareholders and Company Shares
Company Disclosure Schedule

NAME OF EXHIBIT

Exhibit 1.1                      Form of Certificate of Merger
Exhibit 2.1.5                    Company Financial Statements

     Capitalized terms in the Schedules and Exhibits have the same meanings as in the Merger Agreement, dated as of January 31, 2002, by and between Buyer, Sub and the Company.

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (this "AGREEMENT") is made effective as of January 31, 2002, by and among NEVORO GOLD CORPORATION, a Canadian federal corporation ("BUYER"), NEVORO GOLD USA INC., a Delaware corporation and wholly-owned subsidiary of Buyer ("SUB"), and APOLLO GOLD, INC., a Delaware corporation (the "COMPANY"). Buyer, Sub and the Company are sometimes referred to collectively herein as the "PARTIES."

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, Sub will be merged with and into the Company (the "MERGER"). A
Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as Exhibit 1.1, shall be duly prepared, executed, and acknowledged by the Company and Sub, and thereafter delivered to the Secretary of State of Delaware for filing, as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware or at such time thereafter as is provided in the Merger Documents (the "EFFECTIVE TIME").


     1.2 CLOSING. The closing of the Merger (the "Closing") will take place at the offices of Preston Gates & Ellis LLP, Seattle, Washington at 10:00 A.M., local time, on March 29, 2002, or such earlier date as all conditions to Closing set forth in Article VI have been met; provided, however, that if any of the conditions which are set forth in Article VI of this Agreement have not been satisfied (or waived) by said date, then the Closing shall take place on a subsequent date, which shall be determined by the mutual agreement of Buyer and the Company as soon as practicable after such date (the "CLOSING DATE").

     1.3 EFFECTS OF THE MERGER. At the Effective Time: (i) Sub shall be merged with and into the Company (the Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until duly amended, (iii) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation until duly amended, (iv) the directors of Sub shall be the directors of the Surviving Corporation, (v) the officers of Sub shall be the officers of the Surviving Corporation, (vi) the issued and outstanding capital stock of Sub shall become the issued and outstanding capital stock of the Surviving Corporation, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     1.4 PURCHASE PRICE. The parties have agreed on a purchase price of FIVE HUNDRED THOUSAND AND NO HUNDREDTHS UNITED STATES DOLLARS ($500,000.00) (the "PURCHASE PRICE"). The Purchase Price is not subject to adjustment.

     1.5     CONVERSION  OF  COMPANY  SHARES

          1.5.1 COMPANY SHARES. Each of the issued and outstanding Company Shares (as defined in Section 2.1.2) other than Eligible Dissenting Shares (as defined in Section 1.8) held by the persons listed on Schedule 1.5.1 (the "COMPANY SHAREHOLDERS"), shall, as of the Effective Time, by virtue of the Merger, be converted, without any action on the part of the holders thereof, into the right to receive cash in the amount determined by dividing the Purchase Price by the aggregate number of Company Shares issued and outstanding at the Closing (the "PER SHARE CONVERSION PAYMENT"). The aggregate of all Per Share Conversion Payments is referred to herein as the "CONVERSION PAYMENT."

          1.5.2     DELIVERY  OF  CONVERSION  PAYMENT.

               (a) On or before the Effective Time, Buyer shall cause to be deposited with an agent to be appointed by the Company (the "PAYING AGENT") cash in an amount equal to the Conversion Payment, plus such Paying Agent's reasonable customary fees and expenses as set forth in an agreement as entered into between the Company and Paying Agent prior to Closing (the "PAYING AGENT AGREEMENT").

               (b) Upon or promptly after the Effective Time, each holder of Company Shares shall receive a letter of transmittal in a form to be agreed upon by the Parties and instructions for its use in effecting the surrender of such securities for payment therefor. Upon surrender of (i) a security holder's respective securities to the Paying Agent, and (ii) such letter of transmittal duly executed, such security holder shall be entitled to receive in exchange therefor, such security holder's pro rata portion of the Conversion Payment, which amount shall be paid by the Paying Agent by check or wire transfer, and the surrendered securities shall be canceled. No interest will be paid or accrued on the cash payable upon the surrender of such securities.

               (c) If the payment is to be made to an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, or any other entity other than the security holder in whose name a Company Share surrendered is registered, it shall be a condition of payment that (i) the documentation representing such Company Share so surrendered shall be properly endorsed or otherwise in proper form for transfer, and (ii) the security holder requesting such payment or issuance shall pay any transfer or other Taxes (as defined below) required by reason of the payment or issuance to a security holder other than the registered holder of the security surrendered or establish to the satisfaction of Sub that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section, each Company Share shall represent the right to receive the amount provided by this Section without any interest thereon.

     1.6     COMPANY  OBLIGATIONS  TO  BE  PAID  AT  CLOSING;  EXTINGUISHMENT OF
WARRANTS.

          1.6.1 COMPANY OBLIGATIONS TO BE PAID AT CLOSING. The following obligations are to be paid and/or satisfied by the Buyer at Closing:

               (a) The Parties acknowledge that the transactions contemplated by this Merger Agreement would, but for the consent of General Electric Capita] Corporation ("GECC") and Citibank, N.A., individually and as agent for the participant financial institutions listed on the signature pages of the Citibank L/C Agreement referred to in this paragraph ("CITIBANK"), constitute a default under the Credit Agreement dated February 5, 1999, between GECC, as Lender, and the Company and the Company Subsidiaries, as Borrowers, as amended and in effect (the "GECC CREDIT AGREEMENT"), under which there remains outstanding aggregate indebtedness and other amounts payable by the Company and the Company Subsidiaries to GECC in the amounts listed in the Company Disclosure Schedule (collectively, the "GECC INDEBTEDNESS") and irrevocable standby letters of credit issued for the account of the Company and the Company Subsidiaries for the benefit of various governmental authorities in the face amounts listed in the Company Disclosure Schedule (collectively, the "GECC L/CS"), and a default under the Letter of Credit and Reimbursement Agreement dated February 5, 1999, between Citibank, as issuing bank, and as agent for the participant financial institutions therein named, as Participants, and the Company and the Company Subsidiaries, as account parties (as amended and in effect, the "CITIBANK L/C AGREEMENT") providing, inter alia, for Citibank's issuance of Citibank's Irrevocable Standby Letter of Credit No. NY-00884-30024788 issued on February 5, 1999, in the original amount of SIX MILLION UNITED STATES DOLLARS ($6,000,000.00) and subsequently reduced to TWO MILLION UNITED STATES DOLLARS ($2,000,000.00), for the account of the Company and the Company Subsidiaries and for the benefit of GECC, as required by the GECC Credit Agreement (as so reduced, amended and in effect, the "CITIBANK L/C") and for the payment by the Company and the Company Subsidiaries of fees and other amounts to Citibank (the "CITIBANK OBLIGATIONS"). As a condition to such consent, and to the release of the security interests in the Company's and the Company Subsidiaries' assets held under the GECC Credit Agreement and the Citibank L/C Agreement, GECC and Citibank require that all outstanding obligations under the GECC Credit Agreement and the Citibank L/C Agreement be paid or otherwise provided for. At Closing Buyer shall fund and cause the Surviving Corporation to make payment in full of the GECC Indebtedness to GECC and the Citibank Obligations to Citibank, and an arrangement shall have been entered into between GECC and Citibank (respectively), the issuer of the GECC L/C and Citibank L/C (respectively), the Company and the Buyer regarding the release, cancellation and surrender of the GECC L/Cs un-drawn to GECC, the surrender of the Citibank L/C un-drawn to Citibank, and the release of GECC's and Citibank's security interests provided for in the GECC Credit Agreement and the Citibank L/C Agreement shall have been secured.

               (b) The Parties acknowledge that, concurrent with the Closing, the Surviving Corporation will be obligated to pay to Salomon Smith Barney Inc. ("SALOMON") a payment for fees and expenses in the aggregate amount set forth in the engagement letter dated April 19, 1999, between Salomon and the Company (the "SALOMON OBLIGATIONS"). At Closing Buyer shall fund and cause the Surviving Corporation to make payment of the Salomon

Obligations in immediately available funds by wire transfer to Salomon at a bank account as designated by it prior to Closing.

               (c) The Parties acknowledge that, concurrent with the Closing, the Surviving Corporation will be obligated to pay to Ronald D. Parker, the Company's incumbent Director, Chairman, President, and Chief Executive Officer (the "INCUMBENT CEO") a payment in the amount set forth in the Modification of Employment Agreement dated as of April 15, 2001, between the Company and the Incumbent CEO (the "INCUMBENT CEO OBLIGATIONS"). At Closing Buyer shall find and cause the Surviving Corporation to make payment of the Incumbent CEO Obligations in immediately available funds by wire transfer to the Incumbent CEO at a bank account as designated by him prior to Closing.

               (d) The Parties acknowledge that, concurrent with the Closing, the Surviving Corporation will be obligated to pay to each of Leland O. Erdahl, A. Dan Rovig, and Roger C. Steininger, the Company's incumbent outside Directors (the "INCUMBENT OUTSIDE DIRECTORS"), payments in the respective amount set forth in the Independent Director Compensation Schedule established by the Board of Directors of the Company at its meeting held on March 17 and 18, 1999 (the "INCUMBENT OUTSIDE DIRECTORS OBLIGATIONS"). At Closing Buyer shall fund and cause the Surviving Corporation to make payment of the Incumbent Outside Directors Obligations in immediately available funds by wire transfer to the Incumbent Outside Directors at bank accounts as designated by each of them at Closing.

               (e)     The   Parties   acknowledge  that,  concurrent  with  the
Closing, the Surviving Corporation or its relevant Company Subsidiary will be obligated to pay to each of the incumbent officers and employees of the Company or its Company Subsidiaries whose employment Buyer intends to terminate following the Closing, as set forth on a schedule to be provided to Company prior to Closing (the "INCUMBENT TERMINATING OFFICERS AND EMPLOYEES"), the cash payment portions of the obligations of the Surviving Corporation or its Company Subsidiaries pursuant to the Company's undertakings reflected in the applicable Termination Allowance (Exempt) or Termination Allowance (Non-Exempt) Plans, as amended and in effect as of the date of this Agreement (collectively, the "TERMINATION ALLOWANCE PLANS") (the "TERMINATING OFFICERS AND EMPLOYEES OBLIGATIONS"). At Closing Buyer shall fund and cause the Surviving Corporation or its relevant Company Subsidiary to make payment of the Terminating Officers and Employees Obligations in immediately available funds by wire transfer to the Terminating Officers and Employees at bank accounts as designated by each of them at Closing. The Parties agree that the Surviving Corporation and its Company Subsidiaries shall not make or permit to be made any changes in the Termination Allowance Plans as they affect officers and employees of the Surviving Corporation or its Company Subsidiaries who were in office or employed on or before the Closing Date for a period of twenty-four (24) months after the Closing Date, and that Buyer, as sole shareholder of the Surviving Corporation, shall take such measures as are necessary to implement the provisions of this paragraph.

               (f) The Parties acknowledge that, concurrent with and as a condition to the Closing, the Surviving Corporation will be obligated to pay to the Company's counsel, 'Preston | Gates | Ellis LLP' ("COMPANY'S COUNSEL"), fees and disbursements related to the transactions under this Agreement in an amount as set forth in an invoice as provided by

Company's Counsel prior to Closing (the "COMPANY'S COUNSEL OBLIGATIONS"). At Closing Buyer shall find and cause the Surviving Corporation to make payment of the Company's Counsel Obligations in immediately available funds by wire transfer to Company's Counsel at bank accounts as designated by it at Closing.

          1.6.2 EXTINGUISHMENT OF WARRANTS. Concurrent with the Closing, the Buyer shall fund and cause the Surviving Corporation to deliver to the Paying Agent an amount equal to the theoretical value of the warrants described in
Section 2.1.2 below as determined by the Board of Directors of the Company in good faith and as required by the warrants in the event of a "Non-Equity Merger" (as described therein). Following the surrender of the warrants by the holders thereof in exchange for the payment described in this Section 1.6.2, the warrants will thereafter be extinguished pursuant to their terms.

     1.7 NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY. Upon Closing, the holders of Company Shares shall have no further ownership rights therein and shall have only contractual rights to receive the payments provided for, subject to the terms set forth in Sections 1.5 and 1.6, the other rights provided for by this Agreement, and the other agreements related to this transaction. After the Closing Date there shall be no transfers on the stock transfer books of the Company of Company Shares. Upon Closing, the Warrants shall have been extinguished pursuant to their terms.

     1.8 DISSENTERS' RIGHTS. Notwithstanding anything in this Article I to the contrary, Company Shares that are held by shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by Section 262 of the DGCL ("SECTION 262") and that are issued and outstanding immediately prior to the Effective Time (the "ELIGIBLE DISSENTING SHARES") shall not be converted into the right to receive the Conversion Payment, unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder's right to appraisal and payment, as the case may be. If such shareholder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such shareholder's shares shall thereupon be deemed to have been convened into, at the Effective Time, the right to receive the Conversion Payment, conditioned upon compliance with the provisions of
Section  1.5.2.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Buyer and Sub as follows. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made, provided that the information provided in the Company Disclosure Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s) For purposes of this Agreement, the "KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge, after reasonable inquiry and investigation, of the following individuals: (i) L. George Lytle, (ii) Kenneth S. Eickerman, (iii) Ronald D. Parker, (iv) John D. Taylor, and (v) Donald W. Vagstad For purposes of this Section, "REASONABLE INQUIRY AND

INVESTIGATION" includes the provision of copies or summaries of the relevant representations and warranties in Section 2.1 of the Agreement, to, or the discussion of such representations and warranties with, such individuals for their review and inquiry as to their accuracy after review by such individuals of all relevant files in their possession, as applicable in each case, but without the requirement of such individuals to make any other independent investigation, whether through the questioning of other lower level Company employees or questioning or retention of third parties.

          2.1.1     ORGANIZATION  AND  STANDING;  COMPANY  SUBSIDIARIES.

               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on the Business Condition of the Company.

               (b) The Company has two (2) Subsidiaries, which are Florida Canyon Mining, Inc. ("FCM"), a Delaware corporation; and Montana Tunnels Mining, Inc. ("MTM"), a Delaware corporation (collectively, the "COMPANY SUBSIDIARIES"). Each of the Company Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on the Business Condition of the Company. All of the outstanding shares of capital stock or similar equity interests of each Company Subsidiary have been validly issued, are fully paid and non-assessable, and are owned by the Company. No Company Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement and customary limitations imposed by corporate statutes) restricting the ability of such Company Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company.

               (c) The Company has delivered to Buyer complete and correct copies of the articles, certificate, bylaws, and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of the Company and each of the Company Subsidiaries, in each case, as amended to the date hereof. The minute books and stock records of the Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of the Company and its Board of Directors, arid all original issuances and subsequent transfers, repurchases, and cancellations of the Company's capital stock. The Company Disclosure Schedule contains a complete and correct list of the officers and directors of the Company.

               (d) For purposes of this Agreement: (i) "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations, assets or events, conditions, facts or developments that are known, or through the exercise of reasonable efforts should have been known to the Company and that in the reasonable course of events are expected to have a material effect on future operations of the business as presently conducted by the Company (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity or entities (including Subsidiaries) taken as a whole; (ii) "SUBSIDIARY" of any corporation or other entity shall mean a corporation, partnership or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests which are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity.

          2.1.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of Ten Million (10,000,000) shares of common stock, $0.001 par value, of which Six Million Four Hundred Seventy Four Thousand Eight Hundred Eighty (6,474,880) shares are issued and outstanding (the "COMPANY SHARES"). All Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in accordance with the exemption from otherwise applicable federal and state securities laws afforded by Section 1145 of the United States Bankruptcy Code, 11 U.S.C. Sec.1145, pursuant to the Company's and the Company Subsidiaries' Second Amended Joint Plan of Reorganization, which was confirmed by confirmation order entered on December 28, 1998, in the proceedings styled In re PEGASUS GOLD CORPORATION: and related entities, United-States Bankruptcy Court for the District of Nevada, Case Nos. BK-N-98-30088 GWZ through BK-N-98-30105 GWZ, consolidated for purposes of administration only, as subsequently amended and modified and effective (the "PLAN OF REORGANIZATION"). Pursuant to Section 3.9(a) of the Plan of Reorganization, the Company has issued, and their remains outstanding, Warrants to acquire a total of 650,000 shares of the Company's common stock (the "WARRANTS") issued in three series at exercise prices ranging from $11.25 per share to $13.25 per share and all expiring by their terms on February 5, 2004. The Company has reserved 650,000 shares of Common Stock for issuance pursuant to its 1999 Stock Option Plan, none of which are issued and outstanding. There are not any other options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Company is a party or by which the Company may be bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. The Shareholders are the lawful record owners of all of the Company Shares shown as owned by such Shareholders on Schedule 1.5.1 and have valid title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer (other than restrictions under federal and state securities laws), claims, and equities of every kind. Except for this Agreement, there are no outstanding warrants, options, or rights of any kind to acquire the Company Shares from the Shareholders. The Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which: (i) have the right to vote (or that may convert or exercise their debt into securities having the right to vote) with holders of Company Shares on any matter ("COMPANY VOTING DEBT"), or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

          2.1.3 AUTHORITY. Following the fulfillment of the covenant set forth in Section 3.17, the execution, delivery, and performance of this Agreement by the Company will be duly authorized by all necessary action of the Board of Directors of the Company. Certified copies of the resolutions adopted by the Board of Directors of the Company approving this Agreement and the Merger have been provided to Buyer. The Company has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of the Company in accordance with its terms, subject to approval by the Company Shareholders and the Company Required Statutory Approvals and except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors' rights or by equitable principles generally. The Company is not a party to any agreement with any other entity that obligates the Company to acquire, under any circumstances, securities or assets of another entity. In addition, the Company is not a party to any agreement that provides for a right of first refusal in the event of a Merger or other business combination of the Company with another entity.

          2.1.4     COMPLIANCE  WITH  LAWS  AND  OTHER  INSTRUMENTS.

               (a) To the Knowledge of the Company, the Company holds all Licenses necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, where such a failure would not have a Material Adverse
Effect on the Business Condition of the Company. To the Knowledge of the Company, there are no violations or claimed violations of any such License or any such statute, law, ordinance, rule, or regulation.

               (b) Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3, the execution and delivery of this Agreement do not, and the consummation of the Merger contemplated hereby will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets pursuant to (i) any provision of the Charter Documents of the Company, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than, in the case of (ii), any such violation or default which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of the Company.

               (c) No Consent of any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger except for Consents, if any, relating to the filing of the Merger Documents with the Secretary of State of the State of Delaware (the "COMPANY REQUIRED STATUTORY APPROVALS"), and except for such other Consents which if not obtained would not have a Material Adverse Effect on the Business Condition of the Company.

               (d) For purposes of this Agreement: (i) "CONSENT" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity; (ii) "GOVERNMENTAL ENTITY" shall mean a court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign; (iii) "LICENSES" shall mean all licenses, certificates, permits, approvals and registrations as are required by any Governmental Entity; and (iv) "ORDERS" shall mean all decrees, judgments, injunctions, rulings or other orders of a Governmental Entity having jurisdiction.

          2.1.5 FINANCIAL STATEMENTS. Attached as Exhibit 2.1.5 are the following financial statements: an audited, consolidated income statement and statement of cash flow of the Company and the Company Subsidiaries for their fiscal year ended December 31, 2000 and a balance sheet as of December 31, 2000, together with notes thereto and a report of auditors thereon (the "FY 2000 FINANCIAL STATEMENTS") and an interim, un-audited consolidated income statement, and statement of cash flow of the Company for the period from January 1, 2001, through November 30, 2001 and a balance sheet as of November 30, 2001 (the "CURRENT BALANCE SHEET"). The statements are sometimes referred to herein as the "COMPANY FINANCIAL STATEMENTS". The Company Financial Statements: (i) are prepared in accordance with the books and records of the Company; (ii) present fairly, in all material respects, the financial position of the Company as of the dates indicated; and (iii) have been prepared in accordance with GAAP, consistently applied (except as otherwise indicated in the notes thereto); provided, however, that (i) the Current Balance Sheet does not include footnotes, (ii) there have been no period-end adjustments; and (iii) no "fresh start" accounting was done at the time the Company came out of reorganization from Chapter 11 of the United States Bankruptcy Code. All assets and liabilities have been transferred from the predecessor companies at historical cost basis, less applicable depreciation and amortization. Except for adjustments to carrying values described in the notes to the FY 2000 Financial Statements, no adjustments to carrying values have been made, although the equity section has been adjusted to reflect the satisfaction of certain claims and to eliminate the retained deficit. Except for liabilities that are accrued or reserved against in the Current Balance Sheet, the Company has no liabilities or obligations (whether absolute, accrued, or contingent) that GAAP would require the Company to set forth on the Current Balance Sheet.

          2.1.6 NO MATERIAL ADVERSE CHANGE. Except as disclosed on the Company Disclosure Schedule, since November 30, 2001, the Company has conducted its business in the ordinary course and there has not been: (i) to the Knowledge of the Company, any "Material Adverse Effect" (as defined below) on the Business Condition of the Company or any development or combination of developments that is reasonably likely to result in such a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business Condition of the Company; (iii) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (iv) any increase or change in the compensation or benefits payable or to become payable by the Company to any of its employees, except in the ordinary course of business consistent with past practice; (v) any acquisition or sale of a material amount of property of the Company, except in the ordinary course of business; (vi) any increase or modification in any bonus, pension, insurance, or other employee benefit plan, payment or arrangement made to, for, or with any of its employees; or (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards. As used herein, the phrase "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect other than resulting from (i) changes attributable to conditions affecting the mining industry generally, (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the transaction contemplated by this Agreement.

          2.1.7     TAXES.

               (a) The Company has timely filed (or caused to be filed) all Tax Returns required to be filed by the Company, which Tax Returns are true, correct, and complete in all material respects, and has paid all Taxes required to be paid as shown on such Tax Returns. All Taxes required to be paid in respect of the periods covered by such Tax Returns ("RETURN PERIODS") have either been paid or filly accrued on the books of the Company. The Company has fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods. No deficiencies or adjustments for any material amount of Tax have been claimed, proposed or assessed, or to the Knowledge of the Company, threatened. The Company Disclosure Schedule accurately sets forth the years for which the Company's federal and state income tax returns, respectively, have been audited and any years that are the subject of a pending audit by the United States Internal Revenue Service (the "IRS") and the applicable state agencies. Except as so disclosed, the Company is not subject to any pending or, to the Knowledge of the Company, threatened, tax audit or examination and the Company has not waived any statute of limitations with respect to the assessment of any Tax. The Current Balance Sheet contains adequate accruals for all unpaid Taxes. The Company has provided Buyer true and correct copies of all Tax Returns, work papers and other tax data reasonably requested by Buyer. No consent or agreement has been made under Section 341 of the Internal Revenue Code of 1986, as amended (the "CODE") by or on behalf of the Company.

               (b) There are no liens for Taxes upon the assets or properties of the Company, except for Taxes that are not yet payable. The Company has not entered into any agreements, waivers, or other arrangements in respect of the statute of limitations in respect of its Taxes or Tax Returns. The Company has withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

               (c) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor, to the Knowledge of the Company, has the IRS (or other taxing authority) proposed, or is the IRS (or other taxing authority) considering, any such change in accounting method. The Company is not a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the Assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the Assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. Except as disclosed, none of the Assets of the Company secures any debt, the interest on which is tax exempt under Section 103 of the Code.

               (d) For the purposes of this Agreement: (i) "INCOME TAXES" shall mean any and all federal, state, or local Taxes imposed on net income;
(ii) "TAX" and "TAXES" shall mean any income, corporation, gross receipts, profits, gains, capita! stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum) estimated, or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed bylaw, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, including any liability for taxes under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law); and (iii) "TAX RETURNS" shall mean any returns, informational returns, reports, or statements with respect to Taxes that are required to be tiled with any taxing authority.

          2.1.8 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organization activity pending or, to the Knowledge of the Company, threatened with respect to the Company. No employee of the Company has any written agreement or contract regarding his or her employment, other than an agreement for at-will employment. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company, except for the Incumbent CEO Obligations, the Incumbent Outside Director Obligations, the Terminating Officers and Employees Obligations, and the entitlements of officers and employees under the Termination Allowance Plans.

          2.1.9 EMPLOYEE BENEFIT PLANS. The Company has made available to Buyer a copy of the Company's Employee Handbook, Each employee benefit plan
("PLAN") covering active, former or retired employees of the Company is listed on the Company Disclosure Schedule. The Company has made available to Buyer a copy of each Plan, and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, all annual reports (Form 5500) required to be filed with the IRS. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ('ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is or was covered by Title IV of ERISA or Section 412 of the Code. No "PROHIBITED TRANSACTION", as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, regulations, including without limitation ERISA and the Code, that are applicable to such Plans. There are no pending or, to the Knowledge of the Company, anticipated claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof, have been made or provided for. The Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "SINGLE-EMPLOYER PLAN", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, or any entity which is considered one employer with the Company under Section 4001 of ERISA. The Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "MULTIEMPLOYER PLAN", within the meaning of Section 4001(a)(3) of ERISA. The Company has not engaged in nor is it a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Plan. Neither the Company nor any of its ERISA affiliates has any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of the Company, except as required to avoid excise tax under Section 4980 of the Code. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          2.1.10 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger will, except as provided for in this Agreement (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the Company, from the Company under any Plan, agreement, or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          2.1.11 LITIGATION. The Company Disclosure Schedule contains a list of each pending or threatened claim in writing, suit, action, or administrative or judicial proceeding (each a "PROCEEDING") against the Company or to which the Company is a party. There is no Proceeding pending or, to the Knowledge of the Company, threatened, that would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future could have any such effect. To the Knowledge of the Company, there is no investigation pending or threatened against the Company before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

          2.1.12     TITLE  TO  AND  CONDITION  OF  ASSETS.

               (a) The Company has good and marketable title to all of its Assets, free and clear of any material liens or restrictions that would preclude their current use, except: (i) liens of current taxes and assessments not yet delinquent, and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like, and (iii) liens securing indebtedness and letter of credit reimbursement obligations reflected in the Current Balance Sheet.

               (b) The Fixed Assets taken as a whole currently in use or necessary for the business and operations of the Company are in reasonable working condition for operations of the Company's business. Except as set forth in this Agreement, the Assets are AS IS, WHERE IS, and without representation as to merchantability or fitness for any particular purpose.

               (c) For purposes of this Agreement: (i) "ASSETS" shall mean all of the properties and assets owned or leased by the Company, except for the Owned Properties and the Leased Properties, whether personal or mixed, tangible or intangible, wherever located; and (ii) "FIXED ASSETS" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture, and fixtures used by or located on the premises of the Company, set forth in the Current Balance Sheet, or acquired by the Company since the date of the Current Balance Sheet.

          2.1.13     REAL  PROPERTY.

               (a) The Company Disclosure Schedule sets forth the street address (what appropriate) and legal description of each parcel of real properly owned by the Company as of the date hereof (the "OWNED PREMISES"). in addition to each parcel of property held by the Company in fee ownership, the Company Disclosure Schedule also sets forth, without limitation, all patented and un-patented mining claims owned by the Company (the "OWNED CLAIMS" and, together with the Owned Premises, the "OWNED PROPERTIES"). There are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein.

               (b) The Company Disclosure Schedule sets forth a list of all parcels of real estate subject to leases to which the Company is a party as a lessee ("LEASED PREMISES"), in each case, setting forth the lessor and lessee thereof and the date and term of each of the leases, and the street address (where appropriate) of each property covered thereby. In addition to each parcel of property leased by the Company, the Company Disclosure Schedule also sets forth, without limitation, all patented and un-patented mining claims leased by the Company pursuant to "miming leases" and/or "mining agreements" (the "LEASED CLAIMS," and, together with the Leased Premises, the "LEASED PROPERTIES"). Each such lease is in full force and effect, and the Company is not in material default or breach under any such lease nor, to the Knowledge of the Company, is any third party. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such leases.

          2.1.14     ENVIRONMENTAL  MATTERS.

               (a) To the Knowledge of the Company, the Company is and has at all times been in material compliance with all Environmental Laws governing its business, operations, properties, and assets, including, without limitation:
(i) all requirements of Environmental Law relating to the discharge and handling of Hazardous Substances; (ii) all requirements of Environmental Law relating to notice, record keeping and reporting; and (iii) all requirements of Environmental Law relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the handling and discharge of Hazardous Substances.

               (b) There are no Notices or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or its businesses, operations, properties, or assets, issued by any Governmental Entity or third party with respect to any Environmental Laws (or Licenses issued to the Company thereunder) in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing Governmental Entity or third party in a manner that would not impose any obligation, burden or continuing liability on Buyer in the event that the Merger is consummated, or which could have a Material Adverse Effect on the Business Condition of the Company.

               (c) To the Knowledge of the Company, the Company has not discharged, nor has it allowed or arranged for any third party to discharge Hazardous Substances to, at, or upon any location other than a site lawfully permitted to receive such Hazardous Substances. To the Knowledge of the Company, there has not occurred, nor is there presently occurring, a discharge of any Hazardous Substance on, into or beneath the surface of any real property currently owned or leased by the Company, in an amount requiring the Company to make a notice or report to a Governmental Entity.

               (d) The Company does not own or operate, nor has the Company owned or operated any "underground storage tanks' as defined in any applicable Environmental Law, and to the Knowledge of the Company, there are not now nor have there ever been any such underground storage tanks beneath any real property currently or previously owned or leased by the Company that are required to be registered under applicable Environmental Laws. All Aboveground Storage Tanks owned or operated by the Company have been registered and operated in compliance with all applicable Environmental Laws.

               (e) The documented results of all Environmental Site Assessments undertaken by the Company or its agents regarding the Company or any real property currently or previously owned or leased by the Company have been made available to Buyer.

               (f) For purposes of this Agreement: (i) "ABOVEGROUND STORAGE TANK" shall mean a stationary device that is: (1) designed to contain an accumulation of Hazardous Substances; (2) constructed primarily of non-earthen materials to provide structural support. and (3) situated in such a way that the entire surface area of the tank is completely above the plane of the adjacent surrounding surface and the entire surface area of the tank (including the tank bottom) is able to be visually inspected; (ii) "ENVIRONMENTAL LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, Orders, Licenses, plans, or ordinances where the Company conducts business, any of which govern pollution, protection of the environment, air emissions, water discharges, hazardous or toxic substances, or solid or hazardous waste, as any of these terms are defined in such statutes, laws, rules, regulations, codes, Order, Licenses, or ordinances; (iii) "ENVIRONMENTAL SITE ASSESSMENT" shall mean a study or investigation undertaken to determine if a particular parcel of real property is subject to a "recognized environmental condition", as defined by ASTM E 1527-97; and (iv) "HAZARDOUS SUBSTANCES" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos- containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws, or which are at the time of Closing regulated, listed or controlled by, under or pursuant to any Environmental Laws.

          2.1.15 TECHNOLOGY AND INTELLECTUAL PROPERTY. The Company Disclosure Schedule lists all material trademarks, trade names, service marks, registered copyrights, patents, and any applications therefor included in the Intellectual Property Rights (as defined below). No claims with respect to the Intellectual Property Rights have been asserted or, to the Knowledge of the Company, are threatened by any person nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claims against the use by the Company of any trademarks, trade names, trade secrets, copyrights, technology, know-how, processes, or computer software programs and applications used in the business of the Company as currently conducted. For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHTS" shall mean the rights to all patents, trademarks, trade names, service marks, copyrights and any applications therefor, and tangible or intangible proprietary information or material that in any material respect are used in the business of the Company as currently conducted.

          2.1.16 INSURANCE AND BANKING FACILITIES. The Company Disclosure Schedule contains a complete and correct list of: (i) all contracts of insurance or indemnity of the Company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date); and (ii) the names and locations of all banks in which the Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from the Company with respect to any such contracts of insurance or indemnity have been paid, and, to the Knowledge of the Company, there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such contract to be canceled or terminated. To the Knowledge of the Company, all claims for insurance or indemnity have been presented.

          2.1.17 MAJOR CONTRACTS. The Company Disclosure Schedule contains a list of each of the following agreements to which the Company is a party or subject:

               (a) Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of gross revenues of One Million Dollars ($1,000,000) per annum or more to other persons;

               (b) Any lease for personal property in which the amount of payments that the Company is required to make on an annual basis exceeds One Hundred Thousand Dollars ($100,000), which is for a duration of more than one year, and which is not reflected in the Company Financial Statements as a capitalized lease;

               (c) Any contract containing covenants purporting to materially limit the Company's freedom to compete in any line of business in any geographic area; and

               (d) Any other material agreement or commitment, other than ordinary course purchase orders for the acquisition of goods or the performance of services and ordinary course sales of goods or performance of services, to which the Company is a patty, or otherwise relating to or affecting any of the Company's assets, properties, or operations, and requiring payments in excess of Two Hundred Fifty Thousand Dollars ($250,000).

All contracts, plans, agreements, leases, and other commitments listed on the Company Disclosure Schedule are valid and in full force and effect and neither the Company nor, to the Knowledge of the Company, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

          2.1.18 BROKERS AND FINDERS. Except for its arrangement with Salomon Smith Barney Inc., the Company has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will the Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

          2.1.19 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Agreement, the Company makes no representations or warranties of any nature, express or implied, and expressly disclaims any other such representations arid warranties.

     2.2 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB. Buyer and Sub represent and warrant to the Company as follows:

          2.2.1 ORGANIZATION; STANDING AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the Canada Business Corporations Act. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Buyer and Sub has all requisite power and authority to own, to lease, and to operate its properties and to carry on its business, as now being conducted and as contemplated under this Agreement, and each is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a Material Adverse Effect on the Business Condition of Buyer or Sub.

          2.2.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Buyer and Sub have been duly authorized by all necessary action of their respective board of directors. Certified copies of the resolutions adopted by such boards of directors approving this Agreement and the Merger have been provided to the Company. Each of Buyer and Sub has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of Buyer and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors' rights or by equitable principles generally.

          2.2.3     COMPLIANCE  WITH  LAWS  AND  OTHER  INSTRUMENTS.

               (a) To the knowledge of Buyer, each of Buyer and Sub holds all Licenses from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, where such a failure would not have a Material Adverse Effect on the Business Condition of Buyer. To the knowledge of Buyer, there are no violations or claimed violations of any such License or any such statute, law, ordinance, rule or regulation.

               (b) Subject to satisfaction of the conditions set forth in Sections 6.1 and 6.2, the execution and delivery of this Agreement and the consummation of the Merger will not conflict with or result in any violation or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under or the creation of a lien, pledge, security interest, charge or other encumbrance on assets of (i) any provision of the Charter Documents of Buyer or Sub, or (ii) any loan or credit agreement note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order, statute, law, ordinance, rule or regulation applicable to Buyer, Sub, or their respective properties or assets, other than, in the case of (ii), any such violation or default, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Buyer.

               (c) No Consent of any third party is required by or with respect to Buyer or Sub in connection with the execution and delivery of this Agreement by Buyer and Sub or the consummation by Buyer and Sub of the Merger, except for Consents, if any, which if not obtained or made would not have a Material Adverse Effect on the Business Condition of Buyer or Sub.

          2.2.4 BUYER FINANCING. Buyer represents that, in order to furnish funding for the payment by the Surviving Corporation concurrent with Closing of the Conversion Payment to Paying Agent, the GECC Indebtedness, the Citibank Obligations, the Salomon Obligations, the Incumbent CEO Obligations, the Incumbent Outside Directors Obligations, the Terminating Officers and Employees Obligations, and the Company's Counsel Obligations to the respective obligees, in order to obtain the release of the GECC L/Cs and the Citibank L/C for delivery to GECC and Citibank concurrent with the Closing, and in order for the Surviving Corporation to have adequate liquidity to meet its obligations as they mature following the Closing, Buyer has engaged BMO Nesbitt Burns Inc. ("NESBITT") to represent the Buyer in a private placement of debt and/or equity securities to be issued by Buyer, Sub Parent and/or Sub to undisclosed investors (the "ACQUISITION FINANCING") aimed at raising a sum sufficient to meet all of the obligations described in this sentence, net of all expenses of the Acquisition Financing (the "MINIMUM ACQUISITION FINANCING AMOUNT"), and that Nesbitt is confident that no less than the Minimum Acquisition Financing Amount can be raised no later than March 29, 2002 (the "EXCLUSIVITY PERIOD TERMINATION DATE").

          2.2.5 BROKERS AND FINDERS. Except for its arrangement with Nesbitt neither Buyer, Sub nor any of their respective directors, officers, or employees has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Buyer, Sub nor any of their respective directors, officers, or employees owe any fee or other amount to any broker; finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE III
                              COVENANTS OF COMPANY

     During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), the Company agrees (except as expressly contemplated by this Agreement or otherwise permitted by Buyer's prior written consent, which consent shall not be unreasonably withheld):


     3.1 CONDUCT OF BUSINESS. The Company shall carry on its business in the usual, regular and ordinary course in substantially the same-manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. The Company shall promptly notify Buyer of any event or occurrence or emergency that is not in the ordinary course of business of the Company and that is material and adverse to the Business Condition of the Company. The foregoing notwithstanding, the Company shall not, except as approved in writing by Buyer (which approval shall not be unreasonably withheld):

          (a) Enter into any commitment or transaction to purchase assets, supplies, or cash equivalents) for a purchase price in excess of Two Hundred Fifty Thousand Dollars ($250,000);

          (b) Grant any bonus, severance, termination pay or other perquisites to any officer, director, independent contractor or employee of the Company, except for normal bonuses to operating personnel, consistent with past practice, or adopt new employee benefit plans;

          (c) Except in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments or commitments, or amend or otherwise change the terms thereof;

          (d) Commence a lawsuit other than: (i) for the routine collection of bills; or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided the Company consults with Buyer prior to filing such suit; or (iii) for a breach of this Agreement;

          (e) Enter into or terminate any leases, license agreements, subleases, concession agreements or other agreements for the occupancy of space.

     3.2 DIVIDENDS, ISSUANCE OF OR CHANGES IN SECURITIES. The Company shall not: (i) declare or pay any dividends on or make other distributions to its shareholders (whether in cash, shares or property) other than as required by its Charter Documents, (ii) issue, deliver, sell, or authorize; propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating the Company to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by outstanding Company Shares, (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or (v) propose any of the foregoing; provided, however, that to the extent a Class 7 Bankruptcy Claim is allowed against the Company, the Company may elect to issue capital stock of the Company in payment of such claim under Section 3.9(a) of the Company's Plan of Reorganization.

     3.3     GOVERNING  DOCUMENTS.  The  Company  shall  not  amend  its Charter
Documents.

     3.4 NO ACQUISITIONS. The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to make any such acquisition.

     3.5 NO DISPOSITIONS. Except for the pending sale of timber by MTM and the pending geo-thermal lease by FCM, the Company shall not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business consistent with prior practice.

     3.6 INDEBTEDNESS. Except in the ordinary course of business under existing credit lines, the Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

     3.7 COMPENSATION. The Company shall not adopt or amend any Plan or pay any pension or retirement allowance not required by any existing Plan. The Company shall not enter into or modify any employment contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses (except as expressly authorized by Section 3.1 (b)) or other remuneration except for current salaries and other remuneration for which the Company is obligated pursuant to a written agreement, a copy of which has been provided to Buyer.

     3.8 CLAIMS. The Company shall not settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice.

     3.9 ACCESS TO PROPERTIES AND RECORDS. The Company shall give Buyer and its representatives full access, during reasonable business hours, and subject to reasonable notice, and in such a manner as not to disrupt the business of the Company unduly, to its premises, properties, contracts, commitments, books, records, and affairs, and shall promptly provide Buyer with such financial, technical, and operating data and other information pertaining to its business as Buyer may request. With the Company's prior consent, which shall not be unreasonably withheld, Buyer shall be entitled to make appropriate inquiries of third parties in the course of its investigation. Additionally, in the presence of the Chief Executive Officer of the Company, or another officer of the Company as authorized by the Chief Executive Officer, Buyer may speak with GECC regarding the possibility of continuity of financing following the Closing. Buyer and the Company acknowledge that they are now, and will continue to be, bound by the existing Confidentiality Agreement executed by such parties.

     3.10 BREACH OF REPRESENTATION AND WARRANTIES. Except as specifically permitted by this Agreement, the Company will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.1 or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, the Company will give detailed notice thereof to Buyer and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

     3.11 CONSENTS. The Company will promptly apply for or otherwise seek, and use commercially reasonable efforts, to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Merger.

     3.12     TAX  RETURNS.

          (a) The Company shall prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay, or cause the Company to pay, all Taxes (including estimated Taxes) due on each such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or that are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Buyer' consent (not to be unreasonably withheld or delayed).

          (b) If, to the Knowledge of the Company, there occurs the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Company shall provide prompt notice to Buyer of such matter, setting forth information (to the extent of the Knowledge of the Company) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

          (c) The Company shall not, without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed): (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

     3.13 PREPARATION OF DISCLOSURE AND SOLICITATION MATERIALS. As promptly as practicable after the execution of this Agreement, the Company will submit to its shareholders, information and documents relating to the Company, its business or operations, the terms of the Merger and this Agreement, in form and substance reasonably satisfactory to Buyer and its counsel, to satisfy all requirements of applicable state and federal securities laws and the DGCL. The Company will not provide or publish to its shareholders any material concerning it or its affiliates that violates the DGCL or applicable state or federal securities laws with respect to the transactions contemplated hereby.

     3.14 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof and thereafter subject to Section 8.4, the Company shall not (and shall use commercially reasonable efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, or initiate any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"); (ii) enter into or execute any agreement relating to an Acquisition Transaction; or (iii) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger; provided, however, that nothing contained herein shall prohibit the Company or any such persons from taking any of the actions specified above if, in each case, the Company's directors determine in good faith, which determination shall be in accord with the written legal opinion of legal counsel for the Company, that any such action is required by the fiduciary duties of the Company's directors under Delaware law; provided further, however, that if the Company, upon advice of counsel and in furtherance by the Board of Directors of its fiduciary duties, elects to sell the Company pursuant to such an Acquisition Transaction, then the Company shall have the right to terminate this Agreement provided that it pays to the Buyer a break-up fee of One Hundred Thousand Dollars ($100,000) (the "BREAK-UP FEE" ), which Break-up Fee shall be the sole and exclusive remedy of the Buyer and Sub for such a termination, In the event the Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, it shall immediately, and prior to taking any action in response thereto, inform Buyer as to all material facts concerning any such offer, proposal or request including the identity of the party making the offer, proposal or request, and will thereafter cooperate with Buyer by informing Buyer of additional material facts as they arise and furnishing to Buyer any additional information it furnished to any third party making such proposal or requesting information.

     3.15 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, the Company shall promptly advise Buyer of any and all known material events and developments concerning its financial position, results of operations, assets, liabilities, or business or any of the items or matters concerning the Company covered by the representations, warranties, and covenants of the Company contained in this Agreement.

     3.16 EFFORTS. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, the Company will take all reasonable actions required or necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement which are within the control of the Company.

     3.17 BOARD APPROVAL. The Company shall use its best efforts to obtain approval of this Agreement by its Board of Directors within seven (7) days from the date of the Agreement. If the Company is unable to obtain such approval within such time period, then the Buyer and the Sub shall have, as their sole and exclusive remedy, the right to terminate the Agreement.

                                   ARTICLE IV
                           COVENANTS OF BUYER AND SUB

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Buyer and Sub agree (except as expressly contemplated by this Agreement or with the Company's prior written consent, which consent will not be unreasonably withheld):

     4.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Buyer nor Sub will take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.2 or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Buyer will give detailed notice thereof to the Company and will use its reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

     4.2 CONSENTS. Buyer will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Consents, and make filings required with respect to the consummation of the Merger.

     4.3 EFFORTS. Each of Buyer and Sub will take all reasonable actions required or necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement which are within the control of Buyer and Sub.

     4.4 BUYER FINANCING. Buyer agrees to exert its best efforts to complete the Acquisition Financing so that the Closing Date can occur on or before the Exclusivity Period Termination Date. The Acquisition Financing shall be structured so that (i) Buyer or Sub shall receive the Minimum Acquisition Financing Amount free from any contingency (other than the condition subsequent of the Closing of this Agreement) a sufficient time before the Exclusivity Period Termination Date, (ii) the Closing Date can occur on or before the Exclusivity Period Termination Date and (iii) all payments required to be paid by Buyer, Sub, and the Surviving Corporation under this Agreement can be disbursed at the Closing.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     In addition to the foregoing, Buyer, Sub and the Company each agree to take the following actions after the execution of this Agreement.

     5.1 LEGAL CONDITIONS TO THE MERGER. Each of Buyer, Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger. Each of Buyer, Sub and the Company will take all commercially reasonable actions to obtain (and to cooperate with the other parties in obtaining) any Consent required to be obtained or made by the Company, Buyer or Sub in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     5.2 EMPLOYEE BENEFITS. Certain employees of the Company will be offered the opportunity to commence an employment relationship with Buyer and receive compensation and benefits; provided, however, that, except as provided in
Section 1.6.1(e), nothing contained herein shall be considered as requiring Buyer to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation, any right to employment or to continued employment for any specified period, at any specified location or under any specified job category. Employees of the Company who become employees of Buyer will receive credit for eligibility and vesting purposes in Buyer' 401(k) plan for time spent with the Company.

     5.3 TRANSACTION EXPENSES. Except as otherwise contemplated by or expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such costs and expenses. In this regard, Buyer acknowledges that the actual and reasonable expenses incurred by the Company in connection with this Agreement, the Merger, and related transactions are proper obligations of the Surviving Corporation and shall be paid by the Surviving Corporation.

     5.4 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of Buyer, Sub and the Company shall take all such necessary action.

     5.5 OFFICERS AND DIRECTORS. Buyer agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of the Company with respect to actions taken in their capacities as directors or officers of the Company prior to the Closing Date as provided in the Company's Certificate of Incorporation or Bylaws shall survive the consummation of the Merger and continue in full force and effect for a period of six (6) years following the Closing Date notwithstanding any amendment thereto after the Effective Time and shall be guaranteed by Buyer through the procurement of a rider to the Company's existing Director and Officer Insurance Policy providing run-off coverage for such period.

     5.6 PUBLIC ANNOUNCEMENTS. Neither Buyer nor the Company shall disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, accountants and other consultants of the parties hereto, and to its shareholders as necessary to secure approval of the transactions contemplated by this Agreement or except as Buyer determines in good faith to be required by the federal securities laws) without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          6.1.1 GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all Consents legally required from any Governmental Entity for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no Material Adverse Effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Buyer or the Company.

          6.1.2 NO RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Merger shall be in effect.

     6.2     CONDITIONS  OF  OBLIGATIONS  OF  BUYER  AND SUB. The obligations of
Buyer and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Buyer and Sub:

          6.2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; provided, however, that if Buyer and/or Sub are to claim that this condition has not been satisfied with respect to a particular representation or warranty, they shall have given the Company written notice describing such representation or warranty and the respect in which the same is not true or correct and if the Company shall have cured such noticed inaccuracy within five (5) business days after receipt of such notice and without any Material Adverse Effect to Buyer, Sub or the Company, then this condition shall be deemed for all purposes to have been satisfied as to such representation and warranty. Buyer shall have received a certificate signed by the Chief Executive Officer of the Company to such effect on the Closing Date.

          6.2.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date; provided, however, that if Buyer and/or Sub are to claim that this condition has not been satisfied with respect to a particular agreement or covenant, they shall have given the Company written notice describing such agreement or covenant and the respect in which the same is not true or correct and if the Company shall have cured such noticed inaccuracy within five (5) business days after receipt of such notice and without any Material Adverse Effect to Buyer, Sub or the Company, then this condition shall be deemed for all purposes to have been satisfied as to such agreement and covenant. Buyer shall have received a certificate signed by the Chief Executive Officer of the Company to such effect on the Closing Date.

          6.2.3 LEGAL ACTION. There shall not be threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions that, if successful, would have a Material Adverse Effect on the Business Condition of Buyer, or the Company; or (ii) seeking to prohibit or impose any limitations on Buyer's ownership or operation of all or any portion of the Company's business or assets, or to compel Buyer to dispose of or hold separate all or any portion of its or the Company's business or assets as a result of the transactions contemplated by the Agreement that, if successful, would have a Material Adverse Effect on the Business Condition of Buyer, Sub or the Company.

          6.2.4 OPINION OF COUNSEL. Buyer shall have received an opinion dated as of the Closing Date of Company's Counsel, in a form as agreed upon by the parties hereto and such counsel.

          6.2.5 CONSENTS. Buyer shall have received duly executed copies of all third-party consents, assignments, waivers, authorizations or other certificates contemplated by this Agreement, required to consummate the transactions contemplated hereby, or required for the continuation in full force and effect of any and all contracts identified on the Company Disclosure Schedule as requiring such consent, in form and substance reasonably satisfactory to Buyer, except for such thereof as Buyer and the Company shall have agreed in writing shall not be obtained or except where the failure to obtain the same shall not, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company.

          6.2.6 TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights relating to any security of the Company shall have been terminated, shall be of no force or effect, or shall become rights of Sub's stockholders as of the Closing. Except for the Warrants extinguished pursuant to
Section 1.6.2 hereof, no warrants, options, convertible securities or other rights to purchase or acquire any securities of the Company shall be outstanding as of the Closing.

          6.2.7 NO CASUALTY. There shall not have been any damage, destruction or loss, (i) not covered by insurance, or (ii) covered by insurance that will exceed the policy limits of such insurance, in each case materially and adversely affecting the leaseholds, inventory, or equipment of the Company, as set forth on the Current Balance Sheet.

          6.2.8 SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been approved by not less than a majority of the voting power of the outstanding Company Shares.

     6.3 CONDITIONS OF OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived by the Company:

          6.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Buyer and Sub, by an officer of Buyer and Sub, as applicable, to such effect.

          6.3.2 PERFORMANCE OF OBLIGATIONS OF BUYER AND SUB. Buyer shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

          6.3.3 CLOSING CERTIFICATE OF BUYER AND SUB. The Company has received a certificate dated the Closing Date and signed by an officer of Buyer and Sub attaching the following: (i) the resolutions of the Boards of Directors of Buyer and Sub approving the Merger, (ii) the Certificates of Incorporation of Buyer and Sub, certified as of a recent date, (iii) the Bylaws of Buyer and Sub, and (iv) certificates of good standing, dated as of a recent date, from the secretaries of state (or other appropriate Canadian officials) of the respective jurisdictions in which Buyer and Sub are organized.

          6.3.4 LEGAL ACTION. There shall not be threatened or pending any action, proceeding or other application before any court or Government Entity brought by any person or Governmental Entity that names the Company, its directors, officers or any Company Shareholder as a party and that: (i) challenges or seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeks to obtain any damages from the Company or any Company Shareholder caused by such transactions that, if successful, would have a Material Adverse Effect on the Business Condition of Buyer, Sub or the Company; or (ii) seeks to prohibit or impose any limitations on the Company's ownership or operation of all or any portion of its business or assets, or to compel the Company to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by the Agreement that, if successful, would have a Material Adverse Effect on the Business Condition of Buyer, Sub or the Company; provided that the Company shall automatically be deemed to waive this condition if Buyer agrees to indemnify, defend and hold any such named party harmless against any such action in a writing reasonably satisfactory to the Company.

          6.3.5 SHAREHOLDER APPROVAL. The Company Shareholders shall have taken all action required under the DGCL and the Company's Charter Documents necessary to effectuate this Merger and the transactions contemplated by this Agreement.

          6.3.6     SATISFACTION  OF  OBLIGATIONS.  All obligations described in
Section 1.6.1 shall have been paid and satisfied in full by the Buyer and/or the Surviving Corporation.

          6.3.7 SCHEDULE OF INCUMBENT TERMINATING OFFICERS AND EMPLOYEES. Buyer shall have provided to the Company its schedule of Incumbent Terminating Officers and Employees, as required by Section 1.6.1(e).

          6.3.8 WARRANT NOTICE. Buyer shall have provided to the holders of the Warrants the notice required by Section 6.4(b)(iii) thereof, stating that it agrees to assume the obligations to deliver to such holders any consideration payable upon the extinguishment thereof.

          6.3.9 DIRECTOR AND OFFICER TAIL COVERAGE. Buyer shall have procured the director and officer insurance tail coverage as provided for by
Section  5.5.

                                   ARTICLE VII
                                   TERMINATION

     7.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written agreement of Buyer and the Company.

     7.2     TERMINATION  BY  BUYER;  FINANCING  OUT.

          7.2.1 TERMINATION BY BUYER. This Agreement may be terminated by Buyer alone, by means of written notice to the Company, if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (15) fifteen business days following receipt by the Company of notice of such breach.

          7.2.2 FINANCING OUT. In addition to the termination right set forth in Subsection 7.2.1, Company hereby grants to Buyer the right and option to terminate this Agreement without liability of Buyer to the Company, exercisable no later than the Exclusivity Period Termination Date, by giving written notice of such financing-out termination election to the Company, if and only if Buyer shall be unable to obtain the Minimum Financing Amount despite Buyer's best efforts to do so in accordance with Section 4.4 of this Agreement on or before the Exclusivity Period Termination Date. If Buyer fails to give written notice of exercise of its option under this paragraph on or before the Exclusivity Period Termination Date, then the right and option provided for in this paragraph shall be void, but the remainder of the Agreement shall continue in full force and effect.

     7.3 TERMINATION BY THE COMPANY. This Agreement may be terminated by the Company alone, by means of written notice to Buyer, if there has been a material breach by Buyer of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within (15) fifteen business days following receipt by Buyer of notice of such breach.

     7.4 OUTSIDE DATE. This Agreement may be terminated by Buyer alone or by the Company alone by means of written notice if the Effective Time does not occur on or prior to ninety (90) days from the effective date of this Agreement.

     7.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Buyer as provided in this Article, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Buyer, Sub, the Company or their respective officers or directors, except that (i) the provisions of Sections 5.3, 5.6, 8.2 and 8.10, shall survive any such termination and abandonment, and
(ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting the subject matter hereof.

     8.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger shall be governed by the laws of the State of Delaware. All other aspects of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to agreements entered into and entirely to be performed within that state. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts located in Spokane, Washington and the courts of the United States located in the Eastern District of Washington and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

     8.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

          (a)     if to Buyer or Sub, to:          Nevoro Gold Corporation
                                                   7602 S. Ensenada Ct.
                                                   Aurora, CO  80016-1915
                                                   Attention: R. David Russell,
                                                   President
                                                   Phone: (303) 627-9082
                                                   Fax: (303) 627-9367

                  with a copy to:                  Perkins Coie LLP
                                                   1899 Wynkoop Street,Suite 700
                                                   Denver, CO  80202-1086
                                                   Attention: Randy L. Parcel
                                                   Phone: (303) 291-2317
                                                   Fax: (303) 291-2400

          (b)     if to the Company, to:           Apollo Gold, Inc.
                                                   421 Riverside Ave., Suite 820
                                                   Spokane, WA  99201-0415
                                                   Attention: Ronald D. Parker,
                                                   President and CEO
                                                   Phone: (509) 624-4653
                                                   Fax: (509) 838-8317

                  with a copy to:                  Preston | Gates | Ellis LLP
                                                   701 Fifth Ave., #5000
                                                   Seattle, WA  98104-7078
                                                   Attention: Stephan H. Coonrod
                                                   Phone: (206) 623-7580
                                                   Fax: (206) 623-7022

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.3.

     8.4. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     8.5 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment in violation of this Section 8.5 shall be voidable and shall entitle the other party to this Agreement to terminate this Agreement at its option.

     8.6 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page - Merger Agreement in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

     8.7 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.8 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.9 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.10 CONFIDENTIALITY. Each party agrees to keep confidential and not to disclose any of the terms and conditions of this Agreement, except (i) to the extent such terms and conditions otherwise become public through no fault of such party and to advise all of its officers, directors, shareholders, employees, counsel, agents and representatives of this obligation, or (ii) as required by federal securities laws or GAAP.

         (the remainder of this page has been intentionally left blank)

                        SIGNATURE PAGE - MERGER AGREEMENT

     IN WITNESS WHEREOF, BUYER, AND THE COMPANY HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

NEVORO GOLD CORPORATION                      APOLLO GOLD, INC.

By:    /s/ Donald S. Robson              By:   /s/ Ronald D. Parker
    ----------------------------            ----------------------------
         DONALD S. ROBSON                         RONALD D. PARKER
Its:  Vice President and Secretary       Its:  Chairman, President and Chief
                                                     Executive Officer

                                         Attest:  /s/ Donald V. Vagstad
                                                ----------------------------
                                                 DONALD W. VAGSTAD
                                                 Secretary

NEVORO GOLD USA INC

By:   /s/ Donald S. Robson
   ----------------------------
      DONALD S. ROBSON
Its:  Vice President and Secretary

                            CORPORATE ACKNOWLEDGEMENT

     I RONALD D. PARKER, being first duly sworn, depose and state as follows:

     1. On January 31, 2002 I executed, on behalf of Apollo Gold, Inc. ("Apollo") the certain Merger Agreement by and among Nevoro Gold Corporation ("Nevoro"), Nevoro Gold USA Inc. ("Sub") and Apollo dated as of such date (the "Merger Agreement").

     2.     Pursuant  to  the  requirements  of Delaware General Corporation Law
Section 103, I do hereby acknowledge that the Merger Agreement was my act and deed and the act and deed of Apollo, and that the facts stated therein are true.


                                                 /s/ Ronald D. Parker
                                           -------------------------------------
                                                 RONALD D. PARKER

     I  DONALD  S.  ROBSON, being first duly sworn, depose and state as follows:

     1. On January 31, 2002 I executed, on behalf of Nevoro and Sub the Merger Agreement.

     2.     Pursuant  to  the  requirements  of Delaware General Corporation Law
Section 103, I do hereby acknowledge that the Merger Agreement was my act and deed and the act and deed of Nevoro and Sub, and that the facts stated therein are true.


                                                 /s/ Donald S. Robson
                                           -------------------------------------
                                                 DONALD S. ROBSON

State or Province of Washington     )
County of King                      ) ss.

     On this 21st day of March, 2002 before me, personally appeared RONALD D. PARKER known personally to me to be the Chief Executive Officer of Apollo Gold, Inc. and DONALD S. ROBSON known personally to me to be the Vice President and Secretary of Nevoro Gold Corporation and Nevoro Gold USA Inc., and I acknowledge that they, as officers of such entities being authorized so to do, acknowledges that they executed the foregoing Merger Agreement, and that the facts stated therein are true.

     IN WITNESS WHEREOF I have hereunto set my hand and official seal.

                                                 /s/ ILLEGIBLE
                                           -------------------------------------
                                           (Notary Public/Commissioner of Oaths)

                                           My Commission Expires     12-19-02
                                                                 ---------------